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                                                                    Exhibit 99.1
                                                Press Release dated June 9, 2000


For Immediate Release

VERISIGN COMPLETES ACQUISITION OF NETWORK SOLUTIONS

MOUNTAIN VIEW, CA - June 9, 2000 - VeriSign, Inc. (Nasdaq: VRSN), the leading provider of Internet trust services, today announced the completion of its acquisition of Herndon, Va. - based Network Solutions, Inc. (Nasdaq: NSOL), the world's leading provider of Internet domain name registration and global registry services. VeriSign will issue approximately 78 million shares of VeriSign common stock for all of the issued and outstanding shares of Network Solutions. VeriSign will assume Network Solutions' outstanding employee stock options. Each Network Solutions share will be exchanged for 1.075 shares or options of VeriSign. The acquisition will be accounted for as a purchase transaction.

About VeriSign

VeriSign, Inc. is the leading provider of Internet trust services - including authentication, validation and payment - needed by Web sites, enterprises and electronic commerce service providers and individuals to conduct trusted and secure electronic commerce and communications over IP networks. VeriSign's trust services for enterprises and electronic commerce service providers are available through regional account representatives, resellers, and VeriSign affiliates worldwide. The company's digital certificate services for Web sites, developers and individuals are available through www.verisign.com.

About Network Solutions

Founded in 1979, Network Solutions, Inc. pioneered the development of registering Web addresses ending in .com, .net, .org, and .edu and is the world's leading Registrar at www.networksolutions.com with over 10 million net registrations. Network Solutions additionally plays a critical role in the infrastructure of the Internet through its Registry services. Network Solutions' Registry customers include all the accredited Registrars of domain names ending in .com, .net and .org. Network Solutions also provides Internet Technology Services that assist large commercial organizations in the evolution and management of their Internet technologies. For more information, see the www.nsol.com Web site.

CONTACT: Kathleen Ochsner, Investor Relations of VeriSign, Inc., 650-429-3512, or kochsner@verisign.com; or Media Relations, David Wright of Edelman Worldwide, 650-429-2738 or david.wright@edelman.com, for VeriSign, Inc.; or Chris Clough, 703-742-4706, or pager, 800-519-4459, or chrisc@netsol.com, or Cheryl Regan, 703-742-4847, or creagan@netsol.com, both of Network Solutions, a VeriSign, Inc. company.